UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 19, 2018

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

620 Memorial Drive, 2nd Floor, Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Master Collaboration Agreement

On December 19, 2018, Scholar Rock, Inc. (“Scholar Rock”), a wholly owned subsidiary of Scholar Rock Holding Corporation (the “Company”), entered into a Master Collaboration Agreement (the “Collaboration Agreement”) with Gilead Sciences, Inc. (“Gilead”) pursuant to which Scholar Rock will conduct research and pre-clinical development activities relating to the diagnosis, treatment, cure, mitigation or prevention of diseases, disorders or conditions, other than in the field of oncology, (as further described in the Collaboration Agreement, the “Field”) in accordance with a pre-determined research plan. The goal of the collaboration is to characterize and identify program antibodies (each, a “Program Antibody”) that meet the development criteria with respect to three separate programs (each, a “Program”). On a Program-by-Program basis, Gilead has an exclusive option (with respect to each Program, an “Option”), exercisable in its discretion, to enter into a license agreement, as further described below under the heading “Form of License Agreement” with Scholar Rock with respect to such Program. Such Option may be exercised by Gilead at any time from December 19, 2018 (the “Effective Date”) through a date that is 90 days following the expiration of the Research Collaboration Term (as defined below) for a given Program, or until termination of the Program, whichever is earlier (the “Option Exercise Period”). Scholar Rock and Gilead have agreed to conduct the foregoing activities on an exclusive basis.

Scholar Rock and Gilead will establish a joint steering committee (the “JSC”). The JSC will, among other powers and responsibilities, review, oversee and have decision-making responsibilities for certain activities performed under the Programs, including reviewing and amending the research plans, reviewing any development candidate nominations, selecting a development candidate, and overseeing the strategic direction of the Programs.

Scholar Rock will conduct its activities under the Collaboration Agreement, on a Program-by-Program basis, during the period beginning on the Effective Date and ending on the earliest to occur of (a) the date that the JSC first approves a selected development candidate for such Program, (b) the third anniversary of the Effective Date, or (c) the effective date of termination of the Collaboration Agreement (the “Research Collaboration Term”). During the Research Collaboration Term, for each Program, Scholar Rock will notify Gilead, through the JSC, of up to two Program Antibodies (in the case that Gilead rejects one, in accordance with the terms of the Collaboration Agreement) that satisfy the development criteria for such Program (the “Development Candidate Nomination”). If, at the end of the Research Collaboration Term, Scholar Rock has not notified the JSC of any Program Antibodies that meet the development criteria for a Program and Gilead does not exercise its Option, upon the filing of an Investigational New Drug application by or on behalf of Scholar Rock for an antibody that satisfies certain criteria within a certain period of time following the Option Exercise Period expiration, Gilead will have the right to license such antibody and the related Program.

Pursuant to the Collaboration Agreement, Gilead will make an upfront payment of $50 million and an upfront equity investment of $30 million when the Collaboration Agreement takes effect (as further described under “Equity Investment” in this Item 1.01 below). Subject to the terms and conditions set forth in the Collaboration Agreement, Gilead will pay Scholar Rock a one-time milestone payment in the amount of $25 million following achievement of successful demonstration of in vivo proof of concept consistent with certain criteria detailed in the Collaboration Agreement. If Scholar Rock does not demonstrate in vivo proof of concept within a specified period of time, the parties will reasonably discuss reallocation of Program resources and, subject to mutual written agreement, introducing a new research program into the Collaboration Agreement.

This Collaboration Agreement will remain in effect, on a Program-by-Program basis, until Gilead exercises its Option with respect to a given Program or until expiration of the applicable Option Exercise Period, whichever is earlier (the “Term”). Unless earlier terminated, the Term shall expire in its entirety upon the expiration of the last to expire Option Exercise Period under the Collaboration Agreement.

Either party to the Collaboration Agreement may terminate the Collaboration Agreement (i) on a Program-by-Program basis for the material breach by the other party of its obligations under the Collaboration Agreement, subject to cure rights and (ii) effective immediately upon written notice to the other party if the other party declares bankruptcy. After an indicated period of time following the Effective Date, Gilead may terminate the Collaboration Agreement in its sole discretion and in its entirety or on a Program-by-Program basis, with sufficient prior written notice. Gilead will also be deemed to have terminated the Collaboration Agreement immediately with respect to a Program, without prior notice in the event that Gilead exercises its decision making authority not to approve for the second time a development candidate nomination which satisfies the applicable development criteria as a selected development candidate for such Program. Other termination rights are as specified in the Collaboration Agreement.

The Collaboration Agreement includes various representations, warranties, covenants, dispute escalation and resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

Form of License Agreement

Upon Gilead’s exercise of an Option under the Collaboration Agreement, the parties will enter into an agreed form of license for the applicable Program (the “License Agreement”), under which Gilead will be responsible for development and commercialization activities for product candidates arising out of such Program.

Under each License Agreement, Scholar Rock will grant Gilead an exclusive license for the development and commercialization of Licensed Antibodies and Licensed Products in the Field, all as defined in the License Agreement. In addition, the license grants Gilead sole responsibility and decision making authority to conduct all non-clinical studies and trials necessary to obtain regulatory approval for the Licensed Products. Gilead must use commercially reasonable efforts to develop and commercialize Licensed Products, subject to certain specifications.

In partial consideration of the exclusive license granted to Gilead by Scholar Rock, Gilead will make non-refundable and non-creditable, milestone payments upon the first achievement of certain research and development milestone events and certain commercial milestone events with respect to a Licensed Product. The total potential aggregate Option exercise fee, development, regulatory and commercial milestone payments with respect to each Program is $475 million. Additionally, in partial consideration of the rights granted to Gilead pursuant to the License Agreement, Gilead shall pay to Scholar Rock certain tiered royalties at a rate ranging from the high single-digits to the low double-digits (depending on the amount of net sales) on each Licensed Product in a given calendar year, on a country-by-country basis.

This License Agreement will remain in effect, on a Licensed Product-by-Licensed Product basis and country-by-country basis, until the expiration of the royalty term for such Licensed Product in such country (the “License Agreement Term”).  Unless earlier terminated, the License Agreement Term shall expire in its entirety upon the expiration of the last to expire royalty term under the License Agreement.

The parties have the right to terminate the License Agreement for the other party’s material breach of its obligations under the License Agreement, subject to cure rights. Additionally, Gilead may terminate the License Agreement in its sole discretion and in its entirety or on a Licensed Program-by-Licensed Program basis with sufficient prior written notice. Either party to the License Agreement may terminate the License Agreement if the other party declares bankruptcy. Other termination rights are as specified in the License Agreement. Upon termination, to the extent Gilead grants Scholar Rock an exclusive license to certain intellectual property relating to the Program Antibodies, Gilead will be entitled to royalties for any reversion products based on the stage of development of the reversion products at the time of termination.

The License Agreement includes customary representations and warranties on behalf of the Company and Gilead as are customarily found in transactions of this nature, including representations and operative provisions as to the licensed intellectual property, regulatory matters and compliance with applicable laws. The License Agreement also provides for certain mutual indemnities for breaches of representations, warranties and covenants.

Equity Investment

In connection with the parties’ entry into the Collaboration Agreement, on December 19, 2018, the Company agreed to sell to Gilead 980,392 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), for aggregate cash consideration of approximately $30 million (the “Equity Investment”), pursuant to the terms of a Share Purchase Agreement, dated the Effective Date, by and between the Company and Gilead (the “Share Purchase Agreement”). Gilead agreed to purchase the Shares at a price of $30.60 per share. This sale does not involve a public offering and is therefore exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Based on 25,237,309 shares of Common Stock outstanding as of December 14, 2018, following the Equity Investment, Gilead will beneficially own approximately 3.7% of the Company’s outstanding Common Stock. The Share Purchase Agreement contains customary representations, warranties, and covenants of each of the parties thereto, including certain transfer and standstill restrictions.

Registration Rights Agreement

In connection with the Share Purchase Agreement, the Company and Gilead have also entered into a Registration Rights Agreement as of the Effective Date (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement and subject to the lock-up restrictions provided in the Share Purchase Agreement, Gilead will have customary demand and piggyback registration rights. The Registration Rights Agreement will require the Company to pay certain expenses relating to such registrations, and Gilead and the Company have also agreed to indemnify each other under the registration statement from certain liabilities. The Registration Rights Agreement will become effective upon the effectiveness of the consent provided in the Irrevocable Registration Rights Waiver and Amendment as further described below.

Irrevocable Registration Rights Waiver and Amendment

Certain of the Company’s existing investors party to that certain Investors’ Rights Agreement (the “Existing IRA”) by and among the Company and the parties thereto, dated as of December 22, 2017, are being asked to execute an Irrevocable Registration Rights Waiver and Amendment to consent to (i) the grant of certain registration rights to Gilead and (ii) the amendment to certain provisions of the Existing IRA to harmonize certain terms related to registrable securities cutbacks with those contained in the Registration Rights Agreement.

The foregoing description of the material terms of the Collaboration Agreement, License Agreement, Share Purchase Agreement, Registration Rights Agreement, and Irrevocable Registration Rights Waiver and Amendment (together, the “Agreements”) is qualified in its entirety by reference to the complete texts of the Agreements, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under the heading “Equity Investment” in Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 19, 2018, the Company and Gilead issued a joint press release regarding the collaboration, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by the Company on December 19, 2018, furnished hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: December 19, 2018	By:	/s/ Junlin Ho
Junlin Ho
VP, Head of Corporate Legal